Exhibit 99.1

News Release

For information contact:

Lisa Schultz

Chief Communications Officer

CNL Financial Group

(407) 650-1223

CNL HEALTHCARE TRUST ENTERS AGREEMENT TO ACQUIRE SEVEN

SENIOR HOUSING COMMUNITIES

— Company to partner with Sunrise Senior Living in $226 million deal —

(ORLANDO, Fla.) June 7, 2012 — CNL Healthcare Trust, Inc., a real estate investment offering focused on senior housing and healthcare real estate, has signed an agreement with Sunrise Senior Living, Inc. (NYSE: SRZ) to enter into a joint venture that will own seven senior housing communities valued at approximately $226 million. The transaction is expected to close within 60 days.

Under the agreement, CNL Healthcare Trust will own 55 percent of the joint venture and Sunrise will own the remaining portion. The seven senior housing properties contain 687 living units and are currently wholly-owned by Sunrise. The communities will continue to be operated by Sunrise under a long-term management agreement.

“CNL has enjoyed a long-standing and very productive relationship with Sunrise, who we regard as a leading operator in the senior housing space,” said Stephen H. Mauldin, president and CEO of CNL Healthcare Trust. “The seven communities are assets that are thoughtfully designed and developed by Sunrise, incorporating their signature characteristics throughout the buildings, located in exceptional markets across the country.”

Sunrise on Connecticut Avenue in Washington, D.C.

— page 1 of 3 —

Page 2 /CNL Healthcare Trust Enters Agreement to Acquire Seven Senior Housing Communities

Once the acquisition is complete, the joint venture will own the following properties: Sunrise of Santa Monica in Santa Monica, Calif.; Sunrise on Connecticut Avenue in Washington, D.C.; Sunrise at Siegen in Baton Rouge, La.; Sunrise of Metairie in Metairie, La., near New Orleans; Sunrise of Gilbert in Gilbert, Ariz., near Phoenix; Sunrise of Louisville in Louisville, Ky.; and Sunrise at Fountain Square in Lombard, Ill., near Chicago.

Sunrise at Fountain Square in Lombard, Ill.

In aggregate, the seven properties consist of 129 independent living units, 374 assisted living units and 184 memory-care units. By offering a diverse unit mix, these properties allow residents to transition from independent living to assisted living and, if needed, to units that specialize in caring for individuals with progressive memory loss.

The joint venture with Sunrise marks CNL Healthcare Trust’s second investment in senior housing properties since the launch of the fund in June 2011. In February, CNL Healthcare Trust purchased a portfolio of five senior living communities in the Midwest for $84 million.

“We launched CNL Healthcare Trust last summer recognizing the very attractive investment potential in senior housing and healthcare real estate as our country’s demographics continue to shift,” Mauldin said. “CNL Healthcare Trust is in its early stage, yet once this transaction closes we will have acquired more than $310 million in senior housing assets. That, combined with our terrific team of colleagues who have deep experience in, and knowledge of, the healthcare sector, highlights our commitment to these property types going forward.”

About CNL Healthcare Trust

CNL Healthcare Trust, Inc. is an investment offering that acquires properties in the senior housing and healthcare sectors, although it may also acquire other income-producing properties. The company intends to qualify as a non-traded real estate investment trust. CNL Financial Group, LLC is the sponsor of CNL Healthcare Trust. For more information, visit www.CNLHealthcareTrust.com.

Financial advisors can contact the managing dealer of the REIT, CNL Securities, member FINRA/SIPC, at (866) 650-0650 (www.CNLSecurities.com).

— page 2 of 3 —

Page 3 /CNL Healthcare Trust Enters Agreement to Acquire Seven Senior Housing Communities

Statement Regarding Forward-Looking Information

The information above contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “intend,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements, including but not limited to, the factors detailed in our prospectus dated March 12, 2012, our Annual Report on Form 10-K for the year ended December 31, 2011, and other documents filed from time to time with the Securities and Exchange Commission.

Some factors that might cause such a difference include, but are not limited to, the following: risks associated with our investment strategy; risks associated with the real estate markets in which the Company invests; risks associated with the use of debt to finance the Company’s business activities, including refinancing and interest rate risk and the Company’s failure to comply with its debt covenants; the Company’s failure to obtain, renew or extend necessary financing or to access the debt or equity markets; availability of proceeds from our offering of our shares; competition for properties and/or tenants in the markets in which the Company engages in business; the impact of current and future environmental, zoning and other governmental regulations affecting the Company’s properties; the Company’s ability to make necessary improvements to properties on a timely or cost-efficient basis; defaults on or non-renewal of leases by tenants; failure to lease properties at all or on favorable terms; unknown liabilities in connection with acquired properties or liabilities caused by property managers or operators; the Company’s failure to successfully manage growth or integrate acquired properties and operations; material adverse actions or omissions by any joint venture partners, if applicable; increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the Company’s insurance coverage; the impact of outstanding or potential litigation; risks associated with the Company’s tax structuring; the Company’s failure to qualify and maintain its status as a real estate investment trust and the Company’s ability to protect its intellectual property and the value of its brand. Given these uncertainties, we caution you not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward looking-statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

###